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                                                                   Exhibit 1.Doc

                                EXHIBIT 1(1)(A)
                            Resolution establishing
                 MML Bay State Variable Life Separate Account I



June 9, 1982


VOTED:


     That the Company establish a separate investment account, to be known as "MML Bay State Variable Life Separate Account I" or such other name as shall be determined by the President (referred to herein as "Separate Account I") in accordance with the provisions of Section 376.309 of Chapter 376 of the Missouri Statutes for the purpose of investing payments to be received under variable life insurance contracts to be issued by the Company (the "Contracts"); that the assets of Separate Account I be invested in shares of MML Equity Investment Company, Inc., MML Money Market Investment Company, Inc., and MML Managed Bond Investment Company, Inc. or, in lieu thereof or in addition thereto, in the shares of any other investment company registered under the Investment Company Act of 1940, at the net asset value of such shares; and that all necessary steps be taken to comply with applicable federal and state laws in order that the Contracts may be sold in all jurisdictions in which the Company is authorized to do a variable life insurance business.